Consent of Independent Registered Public Accounting Firm

The Board of Directors
WSFS Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-106561, No. 333-26099, No. 333-33713, No. 333-40032, No. 333-127225, and No. 333-146443) on Form S-8 and (No. 333-163844 and No. 333-157454)  on Form S-3 of WSFS Financial Corporation (the Company) of our report dated March 16, 2010, with respect to the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of WSFS Financial Corporation.

Our report dated March 16, 2010 on the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, refers to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (included in FASB ASC Topic 740, Income Taxes), effective January 1, 2007, and FASB Statement No. 157, Fair Value Measurements (included in FASB ASC Subtopic 820-10, Fair Value Measurements and Disclosures), effective January 1, 2008.

Philadelphia, Pennsylvania
March 16, 2010